Exhibit 99.1

ATHLON ENERGY APPOINTS MARK STEVENS

TO ITS BOARD OF DIRECTORS

FORT WORTH, Texas—(BUSINESS WIRE)—October 10, 2013—Athlon Energy (NYSE: ATHL) (“Athlon”) today announced that its Board of Directors has appointed Mark A. Stevens, 50, to serve as a Director, effective immediately.  Mr. Stevens will serve as an independent director under the Board’s appointment for an initial term that will expire at the 2016 annual meeting of stockholders.

Mr. Stevens is currently a tax consultant for Morningstar Partners. He previously served as Senior Vice President—Taxation of XTO Energy Inc. for 22 years from 1988 until his retirement in 2010. Prior to joining XTO, Mr. Stevens was an Accountant at Meridian Oil and Pennzoil Corp. He also serves on the Board of HomeBank Texas.  Mr. Stevens received a BBA in Accounting from Harding University and is also a CPA.

“We are very pleased that Mark has agreed to join our Board. He brings a wealth of knowledge and leadership from his highly successful career at XTO Energy; from its inception through its storied growth and ultimate merger with ExxonMobil,” stated Bob Reeves, President & Chief Executive Officer.  “I am sure that Mark’s high level of integrity and strong business judgment will prove valuable for Athlon in the future.”

About Athlon Energy

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Contact Information:

Bob Reeves, 817-984-8200

President and Chief Executive Officer

or

William Butler, 817-984-8200

Chief Financial Officer

InvestorRelations@athlonenergy.com